Exhibit 10.8
SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current annual rates of cash and equity compensation for non-management directors, effective immediately following the May 5, 2015 Board meeting, (subject to the revision for the Independent Board Chair as reflected below).

Compensation Item	Prior Year Compensation		Current Year Compensation
Cash Compensation
Board Retainer		$60,000	$60,000
Audit Committee
Chair Retainer		$18,000	$18,000
Member Retainer		$8,000	$8,000
Compensation Committee
Chair Retainer		$15,000	$15,000
Member Retainer		$6,000	$6,000
Nominating & Corporate Governance Committee
Chair Retainer		$10,000	$10,000
Member Retainer		$5,000	$5,000
Equity Compensation - Restricted Stock or Restricted Stock Units
Independent Board Chair (including director retainer)[1]	$	N/A	$260,000
Lead Director Retainer (including director retainer)		$260,000	$260,000
Director Retainer		$135,000	$135,000

[1]
R. Ted Enloe, III was elected Independent Board Chair effective January 1, 2016 to serve until the Annual Shareholder Meeting in May 2016. Mr. Enloe replaced David S. Haffner as Board Chair. Mr. Haffner previously served the Company as Board Chair and Chief Executive Officer. Mr. Enloe received a grant of 1,149 shares of restricted stock on January 4, 2016, which represented the pro-rata increase in equity compensation from January 1, 2016 to the anticipated Annual Shareholder Meeting on May 17, 2016 for his service as Independent Board Chair. The restricted stock award is expected to vest the day before the Annual Shareholder Meeting.

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective as of December 1, 2011 (filed February 24, 2012 as Exhibit 10.13 to the Company’s Form 10-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (RSUs). In either case, the awards generally have a 12-month vesting period, ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares is calculated by dividing the dollar value by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses incurred by the directors to attend Board meetings.

Our employee directors do not receive additional compensation for their Board service.